UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported)                 April 14, 2009

Hampton Roads Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	005-62335	54-2053718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Waterside Drive, Suite 200, Norfolk, Virginia 23510
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (757) 217-1000

Item 5.02           Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Today, April 14, 2009, D. Ben Berry resigned as President of Hampton Roads Bankshares and as a member of the Board of Directors for the Company and Gateway Bank & Trust effective immediately.

Mr. Berry founded Gateway Financial Holdings, Inc. in 1998.  He is a native of Hertford, North Carolina.  He attended Chowan College, where he majored in Business Administration, and is a graduate of the University of North Carolina at Chapel Hill School of Banking, as well as a Graduate of the Graduate School of Banking at Louisiana State University.  Mr. Berry began his banking career in 1977 as a management trainee with Peoples Bank & Trust Company (now RBC Centura) in Rocky Mount, North Carolina.  While at Centura, Mr. Berry held a number of management positions in various cities throughout eastern North Carolina.  He served as Regional Executive for Centura Bank covering northeastern North Carolina and southeastern Virginia before leaving in March of 1998 to form Gateway Bank.

Mr. Berry has worked closed with management of Hampton Roads Bankshares since the merger announcement last September.  He committed himself very quickly to the organization and has worked tirelessly to ensure that the consolidation of Gateway into Hampton Roads Bankshares has been a positive experience for its shareholders, employees and customers.  Gateway is a well respected bank franchise that grew tremendously over the past 10 years while building a solid foundation of non-bank products and services such as insurance, investments and mortgages.

Mr. Berry has served on the American Bankers Association Government Relations Council and is a former member of the Board of Directors of the North Carolina Bankers Association.  He has previously served as a member of the Community Bankers Council of the American Bankers Association and serves on numerous local civic boards.  Mr. Berry is a former Chairman and Board Member of Albemarle Mental Health Center, which serves 17 counties in Northeastern North Carolina. He is also a former board member of the North Carolina Northeast Economic Partnership, as well as a former member of the Board of Trustees of College of the Albemarle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date:    April 14, 2009                                                                              By:  /s/ Jack W. Gibson
 Jack W. Gibson
 President and Chief Executive Officer